Exhibit 99.1

Autoliv and Volvo Cars sign final agreement to form joint venture

(Stockholm, Sweden, January 3, 2017) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, and Volvo Cars, the premium car maker, have signed a final agreement regarding the formation of a joint venture to develop software for autonomous driving and driver assistance systems, based on the letter of intent announced during fall 2016.

The joint venture, named Zenuity, will create a new entrant in the growing global market for autonomous driving software systems. It marks the first time a leading premium car maker has joined forces with a tier one supplier to develop new advanced driver assist systems (ADAS) and autonomous driving (AD) technologies.

As part of the agreement announced today, at the time of closing Autoliv will make a total investment of around 1.1 billion SEK into the joint venture, the large majority of which is an initial cash contribution, and which also includes certain assets. Volvo Cars will also contribute certain assets to the joint venture. As previously announced, Autoliv and Volvo Cars will own the joint venture 50/50.

Headquartered in Gothenburg, Sweden and with additional operations in Munich, Germany, and Detroit, USA, the initial workforce of around 200 people will come from Autoliv and Volvo Cars. The company is expected to grow to over 600 employees in the medium term. Operations are expected to start during the first half of 2017, after approvals from relevant competition authorities in several countries have been obtained and other customary closing conditions have been satisfied.

Both Autoliv and Volvo Cars will license and transfer the intellectual property for their ADAS systems to the joint venture. From this base, the company will develop new ADAS products and AD technologies. The new company is expected to have its first driver assistance products available for sale by 2019 with autonomous driving technologies following shortly thereafter.

The mission for the joint venture is to use the latest ADAS/AD know-how to create robust and flexible solutions that are at the technological forefront – for today and tomorrow. This will be achieved by a speed to market with robust solutions, utilizing extensive experience and real-life tested solutions. Customers will be offered flexibility to choosebased on a platform with modular solutions. The joint venture is further committed to shape the industry through delivering spearhead solutions that continuously push the AD boundaries.

Autoliv will be the exclusive supplier and distribution channel for all the new company’s products sold to third parties, and there will be no exclusivity toward any customer or the owners. Volvo Cars will source such products directly from the new joint venture.

As previously announced, Dennis Nobelius will be the Chief Executive Officer of the joint venture. The joint venture will be governed by a separate board of directors, and independently operate within its own facilities.

Inquiries:

Thomas Jönsson, Group Vice President Communications.             Tel +46 (0)8 58 72 06 27

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, B7	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has close to 80 facilities with more than 68,000 employees in 27 countries. In addition, the Company has 20 technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2015 amounted to about US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the Nasdaq Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including, without limitation, the ability of the parties to successfully close the transaction to form the joint venture, including the risk that the necessary approvals from competition authorities are not obtained; uncertainties as to the future operating, financial and other developments with respect to the joint venture; our ability to manage and obtain the benefits of the activities of the joint venture; and the impact of any changes in general economic and market conditions. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, B7	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com